Time of Sale Information

Final Term Sheet Filed Pursuant to Rule 433(d)

Registration Statement No. 333-267890

January 25, 2024

The following sets forth the final terms of the 4.900% Notes due 2029 (the “Notes”) and should only be read together with the preliminary prospectus supplement dated January 25, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus. This free writing prospectus supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement including the documents incorporated by reference therein, and the accompanying base prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Tampa Electric Company

Principal Amount:	$500,000,000

Maturity:	March 1, 2029

Coupon:	4.900%

Initial Price to Public:	99.932% of the principal amount

Yield to Maturity:	4.914%

Spread to Benchmark Treasury:	+ 87.5 bps

Benchmark Treasury:	3.750% due December 31, 2028

Benchmark Treasury Price / Yield:	98-23 / 4.039%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2024

Optional Redemption:

Make-whole call at any time at a discount rate of Treasury plus 15 bps.

Prior to February 1, 2029 (the date falling one month prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of:

•  100% of the principal amount of the Notes to be redeemed, or

•  the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the redemption date) on the Notes to be redeemed through the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate (as defined in the Preliminary Offering Memorandum) plus 15 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

Trade Date:	January 25, 2024

Settlement:	T+3; January 30, 2024

Expected Ratings*(Moody’s/S&P/Fitch):	A3 / BBB+ / A

CUSIP / ISIN:	875127 BM3 / US875127BM30

Joint Book-Running Managers:	Wells Fargo Securities, LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Senior Co-Managers:	BMO Capital Markets BofA Securities, Inc. CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc.

Co-Managers	Academy Securities, Inc. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751, Morgan Stanley & Co. LLC at 1-866-718-1649 or MUFG Securities Americas Inc. at 1-877-649-6848.